Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

The following description of our capital stock is a summary. The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, the complete text of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws (“Bylaws”), which are incorporated by reference herein.

Our authorized capital stock is 380,000,000 shares divided into 360,000,000 shares of common stock, par value of $0.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”).

Common Stock

Except as otherwise required by law, as provided in our Amended and Restated Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board of Directors (our “Board”) with respect to any series of the Preferred Stock, the holders of our Common Stock will exclusively possess all voting power. Each holder of shares of Common Stock will be entitled to one vote for each share held by such holder. Our Amended and Restated Certificate of Incorporation and Bylaws provide that holders of one-third (1/3) in voting power of the shares entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our Bylaws or our Amended and Restated Certificate of Incorporation, and except for any action to amend, alter or repeal our Bylaws, which shall require the affirmative vote of at least 66 2/3% of the voting power of the shares of then-outstanding voting stock entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of our Common Stock will have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds legally available therefor and will have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

CHESS Depositary Interests (CDIs)

Prior to May 28, 2026, our Common Stock was represented on the Australian Securities Exchange (“ASX”) in the form of CHESS Depositary Interests (“CDIs”), with ten CDIs representing one share of Common Stock. CDIs conferred the beneficial ownership of our Common Stock on each CDI holder, with legal title held by CHESS Depositary Nominees Pty Ltd. (the “Depositary Nominee”). On May 26, 2026, CDIs ceased to be quoted or traded on the ASX from the close of market, and on May 28, 2026, we voluntarily delisted from the ASX pursuant to ASX Listing Rule 17.11 (the “ASX Delisting”). On May 29, 2026, the Depositary Nominee revoked the trust under which it held shares of Common Stock underlying the CDIs.

As a result of the ASX Delisting, former CDI holders are no longer able to trade CDIs on the ASX. As part of the delisting, the Company established a voluntary sale facility (the “Voluntary Sale Facility”) and compulsory sale facility (the “Compulsory Sale Facility”) to facilitate the transition of holders of CDIs who did not elect to convert their CDIs into Common Stock or dispose of their CDIs on the ASX. During the period from the ASX Delisting through the closure of the Voluntary Sale Facility on August 12, 2026, CDI holders who had not previously converted their CDIs into shares of Common Stock or sold their CDIs on the ASX could elect either to (i) request the conversion of their CDIs into shares of Common Stock on a 10:1 basis, as described below under “Conversion of CDIs to Shares of Common Stock (Prior to ASX Delisting),” or (ii) participate in a Voluntary Sale Facility, pursuant to which the shares of Common Stock underlying their CDIs were sold on the Nasdaq Global Select Market by a broker appointed by the Company, with the pro rata gross sale proceeds remitted to such holders. Any CDIs that had not been converted or otherwise disposed of by the closure of the Voluntary Sale Facility were disposed of through the Compulsory Sale Facility. Pursuant to the Compulsory Sale Facility, the Depositary Nominee exercised its power of sale with respect to the shares of Common Stock underlying any remaining CDIs, and a broker appointed by the Company sold such underlying shares of Common Stock on the Nasdaq Global Select Market. The gross sale proceeds under the Compulsory Sale Facility are in the process of being remitted to former CDI holders on a pro rata basis. The Company will pay all brokerage and related fees and costs associated with sales under both the Voluntary Sale Facility and the Compulsory Sale Facility. Following completion of the Compulsory Sale Facility process, and remittance of payments due thereunder, the CDI structure will be fully terminated.

Conversion of CDIs to Shares of Common Stock (Prior to the ASX Delisting)

Prior to the ASX Delisting, CDI holders were able to convert their CDIs into shares of Common Stock by instructing the share registry for the CDIs. Conversions were made either:

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Directly, in the case of CDIs held on the issuer sponsored sub-register operated by the Company, by completing a CDI cancellation form and returning it (together with certified identification documentation where applicable) to the Company's Australian CDI registry services provider, Computershare Investor Services Pty Limited; or
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Through the holder's “sponsoring participant” (usually their broker), in the case of CDIs held on the CHESS sub-register, in which case the sponsoring broker would arrange for completion of the relevant form and its return to the share registry for the CDIs.

Upon receipt of a valid CDI cancellation request, the share registry would arrange the transfer of the relevant shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form, or deliver them through the holder's DTC participant to the holder's account at The Depository Trust Company (the U.S. central securities depository). No CDI cancellation fee was charged to a CDI holder requesting that their Common Stock be registered directly on the Company's U.S. register in their own name, although a fee was payable by DTC participants receiving Common Stock within DTC in accordance with Computershare Trust Company, N.A.'s standard tariff.

Following the ASX Delisting, the conversion process described above remained available to CDI holders, alongside the Voluntary Sale Facility, through the date of closure of the Voluntary Sale Facility on August 12, 2026. During that period, CDI holders who had not previously converted their CDIs into shares of Common Stock or sold their CDIs on the ASX prior to the ASX Delisting could elect either to (i) request the conversion of their remaining CDIs into shares of Common Stock on a 10:1 basis through the process described above or (ii) participate in the Voluntary Sale Facility. After the closure of the Voluntary Sale Facility, any CDIs that had not been converted or otherwise disposed of became subject to the Compulsory Sale Facility, and the conversion process described above is no longer available. Following the completion of the Compulsory Sale Facility process, and remittance of payments due thereunder, the CDI structure will be fully terminated.

Conversion of shares of Common Stock to CDIs (No Longer Available Following the ASX Delisting)

Prior to the ASX Delisting, holders of Common Stock were able to convert their shares into CDIs for trading on the ASX by contacting the Company's transfer agent, Computershare Trust Company, N.A. Upon receipt of a valid conversion request, the underlying shares of Common Stock would be transferred to the Depositary Nominee, and CDIs (together with a holding statement for the corresponding CDIs) would be issued to the relevant security holder. No trading in the CDIs could take place on the ASX until such conversion was completed. The Company's transfer agent did not charge a fee to a holder of Common Stock seeking to convert their shares of Common Stock into CDIs, although a fee may have been payable by market participants.

Effective April 17, 2026, the Company suspended the ability to issue new CDIs as a result of requests from holders of Common Stock to convert their Common Stock to CDIs, in connection with the Company's application to delist from the ASX. Following the ASX Delisting on May 28, 2026, the conversion of shares of Common Stock into CDIs is no longer available.

Dividends and Other Stockholder Entitlements

Prior to the ASX Delisting, holders of CDIs were entitled to receive all direct economic benefits and other entitlements in relation to the underlying shares of Common Stock held by the Depositary Nominee on their behalf, including any dividends and other distributions that attached to the underlying shares of Common Stock. Because the ratio of CDIs to Common Stock was not one-to-one (ten CDIs representing one share of Common Stock) entitlements were determined on the basis of shares of Common Stock rather than CDIs, and marginal differences could exist between the entitlement of a CDI holder and the entitlement that would have accrued if that holder held the underlying shares directly.

Following the ASX Delisting, CDIs are no longer a mechanism through which holders participate in dividends or other distributions. Any dividends or other distributions declared by the Company will be paid directly to holders of Common Stock of record as of the applicable record date on the Nasdaq Global Select Market, in accordance with applicable U.S. law and the Company's Amended and Restated Certificate of Incorporation. Former CDI holders who have converted their CDIs into shares of Common Stock will receive any dividends or distributions as direct holders of Common Stock. Former CDI holders whose underlying shares of Common Stock are held by the Depositary Nominee pending disposal under the Voluntary Sale Facility or the Compulsory Sale Facility will not receive dividends or other distributions in respect of such shares; any entitlement to distributions will instead be reflected, to the extent applicable, in the sale proceeds distributed to such holders under the applicable sale facility.

The Company has not declared or paid any cash dividends on its Common Stock and does not currently anticipate doing so in the foreseeable future.

Preferred Stock

Our Board is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board. The authority of the Board with respect to each series of Preferred Stock includes determination of the following:

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the designation of the series;
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the number of shares of the series;
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the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
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whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;
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whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board determines;
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whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;
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the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
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the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;
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the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
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any other relative rights, preferences and limitations of that series.

Investor Designation Rights

Pursuant to the terms of an investor and registration rights agreement to which we are a party, each of BEP Special Situations IV LLC and Ascend Global Investment Fund SPC for and on behalf of Strategic SP has the right to designate two individuals to our Board, and we are required to appoint or nominate such persons to our Board. Each party may designate two directors for so long as it beneficially owns at least 25% of our Common Stock, reducing to one director for so long as such party beneficially owns at least 10% of our Common Stock, in each case including any shares of Common Stock issued to such party upon the exercise of the warrants issued to such party on March 13, 2025, all of which warrants have been exercised in full. The size of our Board was reduced to four directors pursuant to the terms of this agreement and has subsequently been increased to five directors.